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                                                                    EXHIBIT 2.19

                       CERTIFICATE OF CORPORATE RESOLUTION

         I, MICHAEL L. MOORE, President and Secretary of M L C ENTERPRISES, INC., a Texas corporation, do hereby certify that said corporation is duly organized and existing under the laws of the State of Texas; that all franchise and other taxes required to maintain its corporate existence have been paid when due and that no such taxes are delinquent; that it is duly qualified to do business in the State of Texas and is in good standing in such State; that the By-Laws attached hereto as Exhibit "A" are the current By-Laws of the corporation.

         I further certify that the following persons are the officers of M L C ENTERPRISES, INC, and are the persons authorized to act and sign on behalf of the corporation:

                  MICHAEL L. MOORE                President

                  MICHAEL L. MOORE                Secretary

         IN WITNESS WHEREOF, I have hereunto set my hand as President and Secretary, respectively, of said corporation and have attached hereto the official seal of said corporation, this 13th day of November, 1998.

                                         /s/ Michael L. Moore
                                         -------------------------------------
                                         MICHAEL L. MOORE, President



                                         -------------------------------------
                                         MICHAEL L. MOORE, Secretary

  corporate
   Seal